Exhibit 4.9

NII CAPITAL CORP.
Offer to Exchange
10% SENIOR NOTES DUE 2016
that have been registered under the Securities Act of 1933
for any and all
10% SENIOR NOTES DUE 2016

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2010, unless sooner terminated or extended. Outstanding notes tendered in the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, but not thereafter.

To The Depository Trust Company Participants:

We are enclosing with this letter the materials listed below relating to the offer by NII Capital Corp., or NII Capital, to exchange its 10% Senior Notes due 2016 (the “10% Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, for a like principal amount of its issued and outstanding unregistered 10% Senior Notes due 2016 (the “10% Old Notes”), upon the terms and subject to the conditions set forth in NII Capital’s prospectus dated           , 2010 and the related letter of transmittal.

We are enclosing copies of the following documents:

1. Prospectus dated          , 2010;

2. Letter of Transmittal, together with accompanying Substitute Form W-9 Guidelines;

3. Notice of Guaranteed Delivery; and

4. Letter to Clients that may be sent to your clients for whose account you hold 10% Old Notes in your name or in the name of your nominee, with space provided for obtaining that client’s instruction with regard to the exchange offer.

We urge you to contact your clients promptly. Please note that the exchange offer will expire at 5:00 p.m., New York City time, on          , 2010, unless sooner terminated or extended.

The exchange offer is not conditioned upon any minimum aggregate principal amount of 10% Old Notes being tendered for exchange.

Pursuant to the letter of transmittal, each holder of 10% Old Notes will represent to NII Capital, among other things, that:

•	any 10% Exchange Notes received are being acquired in the ordinary course of business of the person receiving such 10% Exchange Notes;

•	such person does not have an arrangement or understanding with any person to participate in the distribution of the 10% Old Notes or the 10% Exchange Notes within the meaning of the Securities Act;

•	such person is not an “affiliate,” as defined in Rule 405 under the Securities Act, of NII Capital or any Guarantor, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such person is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of 10% Exchange Notes;

•	if such person is a broker-dealer, it will receive 10% Exchange Notes in exchange for 10% Old Notes that were acquired for its own account as a result of market-making activities or other trading activities, and it will deliver a prospectus in connection with any resale of such 10% Exchange Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

•	if such person is a broker-dealer, it did not purchase the 10% Old Notes to be exchanged for the 10% Exchange Notes from NII Capital; and

•	such person is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the 10% Old Notes for you to make the foregoing representations and the other representations contained in the letter of transmittal.

NII Capital will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agent) in connection with the solicitation of tenders of 10% Old Notes under the exchange offer. NII Capital will pay or cause to be paid any transfer taxes payable on the transfer of 10% Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

The exchange offer is not being made to (nor will the surrender of 10% Old Notes be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.

No person has been authorized to give any information with respect to the exchange offer, or to make any representation in connection therewith, other than those contained in the prospectus and the letter of transmittal. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by NII Capital or any Guarantor.

Additional copies of the enclosed materials may be obtained from us upon request.

Very truly yours,

NII CAPITAL CORP.

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